SECOND AMENDMENT TO
KBR BENEFIT RESTORATION PLAN
AS RESTATED EFFECTIVE DECEMBER 31, 2010

WHEREAS, KBR, Inc. (the “Company”) maintains the KBR Benefit Restoration Plan, as most recently restated effective December 31, 2010 and as subsequently amended (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to allow a discretionary employer contribution to be allocated to the Accounts of certain Participants;

NOW, THEREFORE, effective as of February 25, 2021, the Plan is hereby amended as follows:

1.The following shall be added to the end of Paragraph (A) of Article IV of the Plan:

“Further, for each Allocation Year, the Committee may allocate to the credit of a Participant’s Account such amount, if any, as the Committee determines in its sole discretion for such Participant for such year. A discretionary allocation described in the preceding sentence (1) shall be in addition to any allocation to which a Participant may be entitled pursuant to the first two sentences of this Paragraph (A), (2) may be made on behalf of one or some Participants but not others, and (3) may vary in amount among individual Participants.”

2.Except as expressly amended hereby, the Plan is ratified and confirmed in all respects and shall remain in full force and effect.

EXECUTED this 25th day of February 2021, effective for all purposes as provided above.
KBR, INC.

By:

Name: Stuart J. B. Bradie
Title: President and Chief Executive Officer